Exhibit 10.28
June 29, 2005
Ms. Celeste Baranski
palmOne, Inc.
400 North McCarthy Boulevard
Milpitas, CA 95035
Dear Celeste:
This will confirm our decision to recruit a new Senior Vice President of Engineering to palmOne, and your agreement to assist me in that process, to continue to lead the engineering organization in the interim, and to transition your responsibilities as SVP of Engineering to the successful candidate before you assume a new role at palmOne or elect to depart the company.
In exchange for your agreement to continue in your current role through and including November 30, 2005, or until a new Senior Vice President is on board, whichever is earlier (the “Transition Date”), and to transition your responsibilities to the new SVP following his/her hire, you will be paid 26 weeks pay at your current base rate of pay less all applicable payroll taxes and withholding in a single lump sum on the thirtieth day following the Transition Date, provided only that you do not voluntarily terminate your employment and are not terminated for Cause, as defined below, before the thirtieth day. If the thirtieth day falls on a weekend day or holiday, payment will be made on the next succeeding business day.
As we have discussed, we plan to define a new role for you at palmOne, with appropriate compensation, likely reporting to the new Senior Vice President of Engineering, that takes full advantage of your skills and experience and that is acceptable to you. However, should you elect to voluntarily terminate your employment for any reason during the 180 days following the Transition Date, including without limitation because you decide not to accept a new role with palmOne, and provided that (i) you have not been terminated for Cause and (ii) you have executed and have not revoked the attached Separation Agreement and General Release of Claims, you will be entitled to the following benefits (as set forth in the Separation Agreement):
•	a single lump sum payment in the amount of 52 weeks pay at your base rate of pay as of the date of this letter, less all applicable payroll taxes and withholding, payable on the Effective Date as defined in the attached agreement;

•	if you elect continued group health insurance coverage provided under COBRA within the prescribed time period, Company payment of COBRA premiums otherwise payable by you for 52 weeks following the Separation Date, as defined in the attached agreement, or until such time as you become eligible for other group insurance benefits, whichever is earlier; and

Ms. Celeste Baranski
June 29, 2005
Page Two
•	full vesting on the Effective Date of all shares covered by all restricted stock grants and all stock options granted to you by the Company that are unvested and unexpired as of the date of this letter.
Until such time as you commence your new role or leave the company (1) your current salary, stock vesting, bonus eligibility and other benefits will remain unchanged except as provided in this letter, and (2) you will continue to be subject to the Management Retention Agreement and the Severance Agreement, both dated effective as of October 28, 2003.
For purposes of this letter, the word Cause means (1) your failure to perform the material duties of your position (as they may exist from time to time) to the reasonable satisfaction of the Company’s Chief Executive Officer after receipt of a written warning; (2) any act of dishonesty taken in connection with your responsibilities as an employee that is intended to result in your substantial personal enrichment; (3) your conviction or plea of no contest to a crime that negatively reflects on your fitness to perform your duties or harms the Company’s reputation or business; (4) willful misconduct by you that is injurious to the Company’s reputation or business; or (5) your willful violation of a material Company employment policy. For purposes of determining whether Cause exists, an act or failure to act will be deemed “willful” only if not effected in good faith or with the reasonable belief that the action or failure to act was in the best interests of the Company.
If this letter accurately describes our agreement, please sign the enclosed copy where indicated and return it to me. Thank you very much, Celeste.
Sincerely,
/s/ Ed Colligan
Ed Colligan
CEO
Accepted and agreed:
/s/ Celeste Baranski
Celeste Baranski

SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
This Separation Agreement and General Release of Claims (“Agreement”) is entered into between Ms. Celeste Baranski (“Executive”) and palmOne, Inc. (“Company”). It is the Company’s desire to provide Executive with the separation benefits described below and to resolve any claims that Executive has or may have against the Company. Executive and Company therefore agree as follows.
General Release of Claims. In consideration of the separation benefits described below, Executive hereby completely releases and forever discharges Company and each of its officers, directors, employees, agents, attorneys, insurers, predecessors, successors and assigns (together, “Releasees”) from any and all claims, rights, actions, causes of action and other obligations or liabilities, of every kind and nature, whether known or unknown, that Executive now has, or at any other time had, or shall or may have against the Releasees based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement.
This release covers all statutory, common law, constitutional and other claims, including but not limited to:
          (a) Any and all claims for wrongful discharge, constructive discharge, or wrongful demotion;
          (b) Any and all claims relating to any contracts of employment, express or implied, or breach of the covenant of good faith and fair dealing, express or implied;
          (c) Any and all tort claims of any nature, including but not limited to claims for negligence, defamation, misrepresentation, fraud, or negligent or intentional infliction of emotional distress;
          (d) Except as otherwise set forth in this Agreement, any and all claims for wages, compensation, bonuses, commissions, stock, vacation pay, expense reimbursements, penalties, and/or benefits under any statutory or common law theory whatsoever;
          (e) Any and all claims under federal, state or municipal statutes or ordinances; any claims under the California Labor Code and any other laws or regulations related to employment; and any claims for national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Employment Retirement Income Security Act, the Family and Medical Leave Act, and the California Family Rights Act; and

          (f) Any and all claims for attorneys’ fees or costs.
Executive agrees that if any of the foregoing claims is prosecuted in her name before any court or administrative agency, she waives and agrees not to take any award of money or other damages from such suit.
Executive acknowledges that she has read Section 1542 of the Civil Code of the State of California, which states in full:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Executive waives any rights that she has or may have under Section 1542, or any similar provision of the laws of any other applicable jurisdiction, to the full extent that she may lawfully waive such rights pertaining to this general release of claims, and affirms that she is releasing all known and unknown claims that she has or may have against the Releasees.
Separation Benefits. On the eighth day after this Agreement is signed by the Executive (the “Effective Date”), and provided also that the Executive has not revoked this Agreement, the Company will provide Executive the following benefits:
          (a) a lump sum payment equal to $335,000 less all applicable payroll taxes and withholding, which is equal to 52 weeks pay at Executive’s base pay rate as of June 29, 2005;
          (b) in the event that Executive elects to obtain continued group insurance coverage in accordance with, and within the time period prescribed by, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company will pay the COBRA premiums otherwise payable by Executive and her eligible dependents for health, dental and vision benefits coverage for up to 52 weeks from the date Executive terminates her employment with the Company (the “Separation Date”) or until Executive becomes eligible for group insurance benefits from another employer, whichever comes first; and
          (c) all shares covered by all restricted stock grants and stock options granted to Executive by the Company that are unvested and unexpired on the Separation Date will become fully vested and exercisable.
Executive acknowledges that she would not be entitled to these separation benefits except by virtue of this Agreement. Executive understands and acknowledges that she will not be entitled to any payments or benefits from the Company other than those to which she will be entitled as an executive of the Company through and including the Separation Date, payment of any paid time off accrued but unused through the Separation Date, and as expressly set forth in this Agreement.

2

Older Work Benefit Protection Act Protections. Pursuant to the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, the Company hereby advises Executive of the following:
          (a) Executive is advised to consult with an attorney prior to signing this Agreement.
          (b) Executive has up to twenty-one (21) days within which to consider whether to sign this Agreement.
          (c) If Executive signs this Agreement, she will have seven (7) days thereafter to revoke the Agreement. To revoke the Agreement, Executive must deliver written notice of revocation to Mary Doyle, the Company’s General Counsel, so that it is received before the eighth day following her execution of this Agreement. In the event Executive revokes this Agreement as provided herein, it shall become void and of no force or effect.
          (d) In signing this Agreement, Executive is not releasing or waiving any claims based on conduct or events that occur after the Agreement is signed.
Other Terms:
Nothing in this Agreement constitutes an admission by the Company or by the Executive of any liability, wrongdoing or legal violation of any sort with regard to the employment relationship between the parties or with respect to any claims released herein.
Executive agrees that for a period of 52 weeks following the Effective Date, she will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for herself or any other person or entity, except that she may serve as a reference upon request or place a general advertisement in a newspaper, online job search service or other media of general circulation not specifically targeted to Company employees.
Executive further agrees that for a period of 52 weeks following the Effective Date, she will not either directly solicit, induce, recruit or encourage any customer of the Company to stop or decrease doing business with or through the Company, or to do business instead with any other person, firm, partnership, corporation or other entity that provides products or services materially similar to or competitive with those provided by the Company.
Executive acknowledges that the nature of Company’s business and her role in the Company is such that if she were to become employed by, or substantially involved in, the business of a competitor following the termination of her employment with the Company, it would be very difficult for her not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive acknowledges and agrees that, for a period of 52 weeks following the

3

Effective Date, she will not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), have any ownership interest in or participate in the financing, operation, management or control of, Danger, Inc., Hewlett-Packard Company, HTC Corporation, Motorola, Inc., Nokia Corporation or Research in Motion Limited, except, in the case of a publicly traded company, ownership of less than 1% of that company.
The parties agree that in the event any claim or dispute arises between them based on or relating to the interpretation, performance or breach of this Agreement, whether in tort, contract or otherwise, they shall promptly submit any such claim or dispute to arbitration under the provisions of Section 12 of the Severance Agreement between Executive and the Company, dated effective as of October 28, 2003.
This Agreement will be interpreted in accordance with and governed by the laws of the State of California.
This Agreement together with the Employee Agreement executed by Executive and dated effective as of October 28, 2003, Section 12 (Arbitration) of the Severance Agreement, and all stock option, restricted stock and employee stock purchase agreements documenting options or shares granted to Executive that have not expired as of June 29, 2005, constitute the entire agreement between the Company and the Executive, and supersede all prior negotiations and agreements, whether written or oral, including the Severance (with the exception of Section 12) and Management Retention Agreements between Executive and the Company dated as of October 28, 2003. The Employee Agreement imposes obligations on Executive that survive the termination of her employment, including an obligation to return any and all Company assets on or before the Effective Date and to respect the confidentiality of information that belongs to or has been entrusted to the Company, and Executive hereby agrees to honor such obligations.
This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.
PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A FULL RELEASE OF CLAIMS, INCLUDING UNKNOWN CLAIMS AS WELL AS KNOWN CLAIMS.

Dated:	Ms. Celeste Baranski
palmOne, Inc.

By:
Dated:	Ed Colligan, CEO

4